_____________________________________________________________________
Press Release
For immediate release
_____________________________________________________________________
Invesco Mortgage Capital Inc. Reports Third
Quarter 2011 Financial Results

Investor Relations Contact:  Donald Ramon   404-439-3228
Media Relations Contact:     Bill Hensel         404-479-2886

Atlanta – November 2, 2011 -- Invesco Mortgage Capital Inc. (NYSE: IVR) (the “Company”) today announced results for the quarter ended September 30, 2011.

The Company reported net income of $82.2 million, or $0.79 per share (basic and diluted), for the quarter ended September 30, 2011 compared to $74.4 million, or $0.99 per share (basic and diluted), for the quarter ended June 30, 2011.  During the third quarter of 2011, the Company completed a follow-on common stock offering generating net proceeds of $362.2 million.  The 10% increase in quarterly net income was driven by an increase in average earning assets as the Company invested the funds from the follow-on common stock offerings in June  and August 2011.

The Company also reported its book value per share as of September 30, 2011 was $16.47 compared to $19.34 per share as of June 30, 2011.

“During the third quarter, we saw an opportunity to acquire high quality assets at attractive levels given the uncertainty created by the U.S. debt ceiling debate and the turmoil in Europe. We also took the opportunity to participate with WL Ross, Invesco Real Estate, and other partners in buying a package of commercial mortgage loans auctioned by a large financial institution.” said Richard King, President and Chief Executive Officer.  “We generated $0.79 in earnings for the quarter while investing the proceeds from our capital raises.  We believe our portfolio is well positioned for the current environment with the majority of our Agency RMBS invested in prepayment protected pools.  While our credit assets have seen declines in prices, the underlying collateral continues to perform and our earnings power remains attractive.”

($ in millions, except per share amounts)
	Q3 ‘11	Q2 ‘11
	(unaudited)	(unaudited)
Average Earning Assets (at fair value)	$13,324.2	$10,165.9
Average Borrowed Funds	11,466.6	8,893.6
Average Equity	1,847.3	1,567.1

Interest Income	138.3	109.0
Interest Expense	50.5	34.2
Net Interest Income	87.8	74.8
Other Income	3.1	6.5
Operating Expenses	8.7	6.9
Net Income	$82.2	$74.4

Average Portfolio Yield	4.15%	4.29%
Average Cost of Funds	1.76%	1.54%
Debt to Equity Ratio	6.3	5.2
Return on Average Equity	17.79%	18.99%
Book Value per Share (Diluted)	$16.47	$19.34
Earnings per share (Basic and Diluted)	$0.79	$0.99
Dividend	$0.80	$0.97

Financial Summary

The Company’s portfolio of mortgage-backed securities (“MBS”) was $14.3 billion as of September 30, 2011, an increase of $2.1 billion from June 30, 2011.  For the quarter ended September 30, 2011, average earning assets were $13.3 billion which generated interest income of $138.3 million.  This represents an increase of $3.1 billion, or 30%, and $29.3 million, or 27%, respectively, from the second quarter of 2011.  The increase was primarily driven by the follow-on common stock offerings completed in June and August 2011.

For the quarter ended September 30, 2011, the Company had average borrowings of approximately $11.5 billion and interest expense including cost of hedging of $50.5 million, compared to $8.9 billion and $34.2 million, respectively, for the second quarter of 2011.  The increase in average borrowed funds and interest expense was primarily the result of increasing the size of our investment portfolio.

Our average cost of funds was 1.76% and 1.54% for the third quarter of 2011 and the second quarter of 2011, respectively.  The increase in our cost of funds was primarily the result of additional interest expense related to our hedging activities.

Operating expenses for the third quarter of 2011 totalled $8.7 million compared to $6.9 million for the second quarter of 2011.  The ratio of operating expenses to average equity in the third quarter of 2011 increased 0.13% to 1.89%.

The Company declared a dividend of $0.80 per share for the third quarter of 2011.  The dividend was paid on October 27, 2011.

About Invesco Mortgage Capital Inc.

Invesco Mortgage Capital Inc. is a real estate investment trust that focuses on financing and managing residential and commercial mortgage-backed securities and mortgage loans. Invesco Mortgage Capital Inc. is externally managed and advised by Invesco Advisers, Inc., a subsidiary of Invesco Ltd. (NYSE: IVZ), a leading independent global investment management company.  Additional information is available at www.invescomortgagecapital.com.

Earnings Call

Members of the investment community and the general public are invited to listen to the Company’s earnings conference call today, Thursday, November 3, 2011, at 8:30 a.m. ET, by calling one of the following numbers:

US/Canada Toll Free:                                 888-942-8507
International:                                           415-228-4839
Passcode:                                                Invesco

An audio replay will be available until 5:00 pm ET on November 17, 2011 by calling:

866-372-3817 (North America)
203-369-0256 (International)

The presentation slides that will be reviewed during the call will be available on the Company’s website at www.invescomortgagecapital.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release, and comments made in the associated conference call today, may include statements and information that constitute “forward-looking statements” within the meaning of the U.S. securities laws.  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, targets, expectations, anticipations, assumptions, estimates, intentions and future performance. In addition, words such as “will,” “anticipates,” “expects” and “plans,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements.

Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. There can be no assurance that actual results will not differ materially from our expectations. We caution investors not to rely unduly on any forward-looking statements and urge investors to carefully consider the risks identified under the captions “Risk Factors,” “Forward-Looking Statements” and “Management’s
Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on the Securities and Exchange Commission’s website at www.sec.gov.

All written or oral forward-looking statements that we make, or that are attributable to us, are expressly qualified by this cautionary notice.  We expressly disclaim any obligation to update the information in any public disclosure if any forward-looking statement later turns out to be inaccurate.

INVESCO MORTGAGE CAPITAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
$ in thousands, except per share data	2011	2010	2011	2010

Revenues
Interest income	138,291	36,067	315,808	83,284
Interest expense	50,452	8,873	100,237	18,904
Net interest income	87,839	27,194	215,571	64,380

Other income
Gain (loss) on sale of investments	3,637	(311)	8,442	1,064
Equity in earnings (loss) and fair value change in unconsolidated
ventures	(993)	3,793	2,738	5,888
Loss on other-than-temporarily impaired securities	-	(124)	-	(510)
Unrealized loss on interest rate swaps	(453)	(9)	(655)	(44)
Realized and unrealized credit default swap income	858	-	4,649	-
Total other income	3,049	3,349	15,174	6,398

Expenses
Management fee – related party	7,884	2,039	17,612	5,094
General and administrative	829	885	2,855	2,839
Total expenses	8,713	2,924	20,467	7,933
Net income	82,175	27,619	210,278	62,845

Net income attributable to non-controlling interest	1,091	1,433	3,948	3,860
Net income attributable to common shareholders	81,084	26,186	206,330	58,985

Earnings per share:
Net income attributable to common shareholders
(basic/diluted)	0.79	1.01	2.70	2.74
Dividends declared per common share	0.80	1.00	2.77	2.52
Weighted average number of shares of common stock:
Basic	103,028	26,047	76,311	21,552
Diluted	104,472	27,478	77,750	22,981

INVESCO MORTGAGE CAPITAL INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

$ in thousands, except per share amounts	As of
	September 30,	December 31,
ASSETS	2011	2010

	(Unaudited)

Mortgage-backed securities, at fair value	14,336,951	5,578,333
Cash	56,914	63,552
Restricted cash	254,587	101,144
Investment related receivable	430,053	7,601
Investments in unconsolidated ventures, at fair value	110,907	54,725
Accrued interest receivable	55,713	22,503
Derivative assets, at fair value	1,580	33,255
Other assets	1,812	1,287
Total assets	15,248,517	5,862,400

LIABILITIES AND EQUITY
Liabilities:
Repurchase agreements	12,181,845	4,344,659
Derivative liability, at fair value	388,886	37,850
Dividends and distributions payable	93,449	49,741
Investment related payable	640,766	372,285
Accrued interest payable	10,780	2,579
Accounts payable and accrued expenses	916	1,065
Due to affiliate	8,092	3,407
Total liabilities	13,324,734	4,811,586

Equity:
Preferred Stock: par value $0.01 per share; 50,000,000 shares
authorized, 0 shares issued and outstanding	-	-
Common Stock: par value $0.01 per share; 450,000,000 shares
authorized, 115,387,548 and 49,854,196 shares issued and
outstanding, at September 30, 2011 and December 31, 2010, respectively	1,154	499
Additional paid in capital	2,299,309	1,002,809
Accumulated other comprehensive income (loss)	(386,187)	24,015
Distributions in excess of earnings	(15,648)	(8,173)
Total shareholders’ equity	1,898,628	1,019,150

Non-controlling interest	25,155	31,664
Total equity	1,923,783	1,050,814

Total liabilities and equity	15,248,517	5,862,400

Mortgage-Backed Securities

The following table summarizes certain characteristics of the Company’s mortgage-backed securities portfolio as of September 30, 2011:

						Net
		Unamortized		Unrealized		Weighted
	Principal	Premium	Amortized	Gain/	Fair	Average	Average
$ in thousands	Balance	(Discount)	Cost	(Loss)	Value	Coupon (1)	Yield (2)
Agency RMBS:
15 year fixed-rate	2,360,188	128,782	2,488,970	43,399	2,532,369	4.33%	3.13%
30 year fixed-rate	5,701,102	400,866	6,101,968	110,900	6,212,868	5.17%	3.94%
ARM	92,785	1,850	94,635	2,087	96,722	3.53%	3.14%
Hybrid ARM	1,267,544	28,045	1,295,589	23,359	1,318,948	3.31%	2.81%
Total Agency	9,421,619	559,543	9,981,162	179,745	10,160,907	4.69%	3.59%

MBS-CMO	629,502	(487,871)	141,631	1,769	143,400	3.30%	6.24%
Non-Agency MBS(3)	3,061,712	(316,705)	2,745,007	(79,399)	2,665,608	5.84%	6.39%
CMBS	1,492,384	(21,422)	1,470,962	(103,926)	1,367,036	5.48%	5.66%
Total	14,605,217	(266,455)	14,338,762	(1,811)	14,336,951	4.70%	4.11%

(1) Net weighted average coupon (“WAC”) is presented net of servicing and other fees.
(2) Average yield incorporates future prepayment and loss assumptions.
(3) The Non-agency MBS held by the Company is 84.3% fixed rate and 15.7% floating rate, based on fair value.

The following table summarizes our non-Agency RMBS portfolio by asset type as of September 30, 2011 and June 30, 2011, respectively:

$ in thousands	September 30, 2011	% of Non-Agency	June 30, 2011	% of Non-Agency
Re-REMIC Senior	1,640,916	61.6%	1,074,303	46.3%
Prime	708,575	26.6%	820,792	35.4%
Alt-A	304,551	11.4%	412,640	17.8%
Subprime	11,566	0.4%	12,686	0.5%
Total Non-Agency	2,665,608	100.0%	2,320,421	100.0%

Constant Prepayment Rates (CPR)

The CPR of our portfolio impacts the amount of premium and discount on the purchase of securities that is recognized into income. The following table shows the three month CPR for our RMBS compared to bonds with similar characteristics (“Cohorts”):

	September 30, 2011		June 30, 2011
	Company	Cohort	Company	Cohort

15 year Agency RMBS	9.1	20.5	7.7	12.8
30 year Agency RMBS	9.8	16.2	9.2	13.0
Agency Hybrid ARM RMBS	14.9	NA	5.6	N/A
Non-Agency RMBS	8.1	NA	11.5	N/A
Overall	8.7	NA	8.1	N/A

Repurchase Agreements

The following table summarizes the Company’s borrowings by type of investment for the period ended September 30, 2011 and December 31, 2010:

$ in thousands	September 30, 2011		December 31, 2010
		Weighted		Weighted
		Average		Average
	Amount	Interest	Amount	Interest
	Outstanding	Rate	Outstanding	Rate
Agency RMBS	9,044,073	0.29%	3,483,440	0.33%
Non-Agency RBS	2,114,019	1.51%	459,979	1.76%
CMBS	1,023,753	1.44%	401,240	1.30%
Total	12,181,845	0.60%	4,344,659	0.57%

Interest Rate Hedges

The following table summarizes our hedging activity as of September 30, 2011:

			Fixed Interest Rate
Counterparty	Notional	Maturity Date	in Contract
The Bank of New York Mellon	175,000	08/05/2012	2.07%
The Bank of New York Mellon	100,000	05/24/2013	1.83%
The Bank of New York Mellon	200,000	06/15/2013	1.73%
SunTrust Bank	100,000	07/15/2014	2.79%
Deutsche Bank AG	200,000	01/15/2015	1.08%
Deutsche Bank AG	250,000	02/15/2015	1.14%
Credit Suisse International	100,000	02/24/2015	3.26%
Credit Suisse International	100,000	03/24/2015	2.76%
Wells Fargo Bank, N.A.	100,000	07/15/2015	2.85%
Wells Fargo Bank, N.A.	50,000	07/15/2015	2.44%
Morgan Stanley Capital Services, Inc.	300,000	01/24/2016	2.12%
The Bank of New York Mellon	300,000	01/24/2016	2.13%
Morgan Stanley Capital Services, Inc.	300,000	04/05/2016	2.48%
Citibank, N.A.	300,000	04/15/2016	1.67%
The Bank of New York Mellon	500,000	04/15/2016	2.24%
Credit Suisse International	500,000	04/15/2016	2.27%
JPMorgan Chase Bank, N.A.	500,000	05/16/2016	2.31%
Goldman Sachs Bank USA	500,000	05/24/2016	2.34%
Wells Fargo Bank, N.A.	250,000	06/15/2016	2.67%
Goldman Sachs Bank USA	250,000	06/15/2016	2.67%
JPMorgan Chase Bank, N.A.	500,000	06/24/2016	2.51%
Citibank, N.A.	500,000	10/15/2016	1.93%
Deutsche Bank AG	150,000	02/05/2018	2.90%
Morgan Stanley Capital Services, Inc.	100,000	04/05/2018	3.10%
JPMorgan Chase Bank, N.A.	200,000	05/15/2018	2.93%
Wells Fargo Bank, N.A.	200,000	03/15/2021	3.14%
Citibank, N.A.	200,000	05/25/2021	2.83%
Total	6,925,000		2.29%